Exhibit 99.1

CONTACT: Investor/Media Relations	RELEASE: July 18, 2013
(616) 772-1590, ext. 4207

GENTEX SIGNS AGREEMENT TO ACQUIRE HOMELINK®

Zeeland, Michigan, July 18, 2013 – Gentex Corporation (Nasdaq Global Select Market: GNTX), the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based lighting and driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today announced the signing of a definitive agreement to acquire Johnson Controls’ HomeLink® business.
“HomeLink is a strategic and welcome addition to our portfolio of automotive products,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. “Our two businesses share similar cultures and traits, both being people-oriented, innovative, leading and technologically-driven.”
HomeLink, a vehicle-based control system that enables drivers to remotely activate garage door openers, entry door locks, home lighting, security systems, entry gates, and other radio frequency convenience products, has been integrated into Gentex’ automatic-dimming rearview mirrors for more than 10 years. It is compatible with a wide variety of home safety and convenience products, and is currently offered in all automotive brands. HomeLink is compatible with more than 99 percent of garage door opening systems, and is sold in North America, Europe, Africa, Asia/Pacific and the Middle East.
Under the terms of the agreement, Gentex will acquire all of Johnson Controls’ HomeLink assets, intellectual property, testing facilities, and the talented employees who manage and support the business, for a purchase price of $700 million. The transaction is subject to customary closing conditions, including certain regulatory approval, and is targeted to close on or about September 30, 2013.
“During the integration, which is expected to occur over the next 12 to 18 months, our customers will continue to receive the same great quality that they have grown accustomed to from Gentex and Johnson Controls,” continued Bauer.
Once fully integrated the Company expects that its’ annual revenue will increase in the range of $125 million to $150 million per year. The Company also estimates that the Company’s gross profit margin will be positively impacted in the range of 1% - 1.5% on a consolidated basis. The Company further expects that once the integration is completed, operating expenses for the Company will be in the range of the company’s historical operating expenses as a percent of sales. Based on these estimates and expectations, the Company forecasts the addition of HomeLink to be accretive to profitability and earnings per share, and a growth driver for the business overall.
There will be an opportunity to ask questions about the announcement of this acquisition as part of the previously announced second quarter earnings conference call on July 24, 2013, at 10:30 am.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These uncertainties and other factors include, but are not limited to, risks associated with this transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement, the inability to complete the transaction due to the failure to satisfy the conditions to completion of the transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the Nasdaq Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in the Company’s filings with the SEC.
About The Company
Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based lighting-assist and driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the global fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize a proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company’s net sales are derived from the sale of auto-dimming mirrors to every major automaker in the world. Visit the Company’s web site at www.gentex.com.

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